Exhibit 99.1

Contacts:

Larry G. Stambaugh	Aline Schimmel (Investors)
Chief Executive Officer	Burns McClellan
Anthony E. Altig	(212) 213-0006
Chief Financial Officer	Sean Collins (Media)
(858) 453-4040	Valerie Bent (Media)
CCG Investor Relations
(818) 789-0100

MAXIM PHARMACEUTICALS ANNOUNCES FISCAL
2004 FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif., February 3, 2004 — Maxim Pharmaceuticals, Inc. (Nasdaq NM: MAXM, SSE: MAXM) today announced results for the quarter ended December 31, 2003, the first quarter of the Company’s 2004 fiscal year.  The net loss applicable to common stock for the first quarter totaled $9.9 million, or $0.35 per share, compared to a loss applicable to common stock of $9.3 million, or $0.40 per share, for the same period of the prior year.  The current quarter increase in net loss primarily resulted from the Company’s ongoing research and development activities, which included the recent regulatory filing for European approval to market Ceplene™.

At December 31, 2003, the Company had cash, cash equivalents and investments totaling $83.7 million.  Maxim used net cash of $10.6 million in its operations during the quarter ended December 31, 2003, compared to $9.6 million used in operations for the same period of the prior year.

“During the first quarter of fiscal 2004 we filed our first application in Europe to market our lead drug candidate Ceplene for the treatment of advanced malignant melanoma.” said Anthony E. Altig, Maxim’s Chief Financial Officer.  “We also announced the licensing of our MX90745 series of apoptosis-inducing compounds for the treatment of cancer to Myriad Genetics, Inc.  Looking forward to the rest of 2004, we expect to complete our ongoing Phase 3 clinical trial testing Ceplene in advanced malignant melanoma with liver metastases to provide a basis for amending our U.S. New Drug Application.  We will also see the results from our recently completed Phase 3 trial in acute myeloid leukemia and our other ongoing drug development efforts.”

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases.  Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.  Maxim’s lead drug candidate Ceplene (histamine dihydrochloride) is designed to prevent or inhibit oxidative stress, thereby reversing immune suppression and protecting critical immune cells. In November 2003, Maxim filed an application for market authorization in Europe for approval to market Ceplene for the treatment of advanced malignant melanoma. Ceplene is currently being tested in Phase 3 cancer clinical trials for advanced malignant melanoma with liver metastasis and acute myeloid leukemia. Phase 2 trials of Ceplene are also underway for the treatment of hepatitis C and advanced renal cell carcinoma.  Maxim is also developing an oral formulation of histamine for the potential treatment of chronic liver diseases.  More than 2,000 patients have participated in 17 completed and ongoing clinical trials of Ceplene.

In addition to Ceplene, Maxim is developing small-molecule inhibitors and activators of programmed cell death, also known as apoptosis, which may serve as drug candidates for cancer, cardiovascular disease and other degenerative diseases.  Ceplene, the apoptosis inducers, and the MX90745 series are investigational drugs and have not been approved by the U.S. Food and Drug Administration (FDA) or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, the oral histamine formulation, the MX90745 series and the other apoptosis inducers, and the conduct, results and timelines associated with the Company’s clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale clinical trials, the risks associated with pharmaceutical partners, the risk that adequate financing may not be available, and  the risk that the Company will not obtain approval to market its products. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of the Company.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

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(Table follows)

MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31
	2003	2002

Collaboration and research revenue	$1,419	$390

Operating expenses:
Research and development	9,331	8,255
Business development and marketing	643	372
General and administrative	1,766	1,907
Total operating expenses	11,740	10,534

Loss from operations	(10,321)	(10,144)

Other income (expense):
Investment income	470	825
Interest expense	(23)	(33)
Other income	3	22
Total other income	450	814

Net loss applicable to common stock	$(9,871)	$(9,330)

Basic and diluted net loss per share of common stock	$(0.35)	$(0.40)

Weighted average shares outstanding	27,986,732	23,313,609

SELECTED BALANCE SHEET INFORMATION

	December 31, 2003	September 30, 2003
	(unaudited)
ASSETS
Cash, cash equivalents and investments	$83,650	$94,829
Total assets	96,307	107,347
Long-term liabilities	618	828
Stockholders’ equity	85,636	95,237